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                                                                   EXHIBIT 10.69

                              CONFIDENTIAL TREATMENT

                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT (AGREEMENT) is entered into as of November 22, 2000 (EFFECTIVE DATE) by and between International Health Management Associates, Inc., an Illinois corporation, (IHMA) and Cubist Pharmaceuticals, Inc., a Delaware corporation (CUBIST).

                                   BACKGROUND

1. CUBIST desires to license technology developed by IHMA and claimed, in part, in patent application filed by IHMA. By this Agreement, CUBIST AND IHMA desire to create a collaboration that will enable CUBIST to use IHMA's expertise and experience in "bridge" oral drug delivery technologies to research, develop and commercialize oral forms of ceftriaxone.

2. IHMA will grant CUBIST an exclusive license to use IHMA technology resulting from the research for development and commercialization of oral forms of ceftriaxone ("the CUBIST Field,"as defined below).

3. This Agreement sets forth the terms under which the parties shall collaborate on the development and commercialization of oral forms of ceftriaxone.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IHMA and CUBIST agree as follows:

1. DEFINITIONS.

1.1 DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

     AFFILIATE means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, "control" means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

     CONTRACTUAL OBLIGATION means, with respect to any Person(s), any contract, agreement, purchase order, deed, mortgage, lease, license, indenture, other instrument, commitment, undertaking, arrangement or understanding, written or oral, or other document, including without limitation any charter or by-law provision and any document or instrument evidencing indebtedness, to which or by which any such person

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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is a party or otherwise subject or bound, or to which or by which any property or right of any such Person is subject or bound.

     CUBIST FIELD means development, production and sale of oral dosage forms of ceftriaxone for all applications that utilize IHMA Technology.

     CUBIST TECHNOLOGY means, individually and collectively, all discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by consultants or employees of CUBIST (but excluding any persons who are or were consultants or employees of IHMA prior to becoming a consultant or employee of CUBIST).

     CONFIDENTIAL INFORMATION means all data, specifications and any other know-how related to the design, implementation, performance or manufacture of the Licensed Products, as well as all other information and data provided by either party ("disclosing party") to the other party ("receiving party") pursuant to this Agreement. Information and data provided in writing or other tangible medium shall be marked as confidential or otherwise designated in writing to be confidential. If disclosed orally or displayed visually, it shall be confirmed in writing to be confidential, within thirty (30) days after disclosure. However, material which would otherwise qualify as Confidential Information hereunder shall not be included, provided it: (i) is known to the receiving party before receipt thereof pursuant to this Agreement, as evidenced by the receiving party's written records; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally and publicly known in the pharmaceutical industry through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party's written records, without any use of Confidential Information from the disclosing party.

     FORCE MAJEURE means any event beyond the control of the parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

     IHMA TECHNOLOGY means, individually and collectively, the intellectual property rights embodied or disclosed in: (a) all patents, patent applications and rights to file patent applications owned or controlled by IHMA, its Affiliates or any third parties and now or hereafter licensed to IHMA or its Affiliates that relate to oral formulations of ceftriaxone, utilizing the "bridge" oral drug delivery technology described in ATTACHMENT A, including but not limited to (i) the patent applications) and patents listed in ATTACHMENT B as it may be updated from time to time during the term of this Agreement in accordance with Section 2.7, or to reflect Improvements;(ii) any patent application

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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filed as a continuation, division, or continuation-in part of the application(s)
described in clause (a)(i) - (ii), patents issuing therefrom and reissues, reexaminations and extensions of such patents; and (iii) any foreign counterpart to the application(s) described in clauses (a)(i)-(ii) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent application), patents issuing therefrom and extensions thereof, to the extent that they relate to oral formulations of ceftriaxone; and (ii) all other Confidential Information provided by IHMA, including discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by employees of or consultants to IHMA, and which relate to oral formulations of ceftriaxone.

     IMPROVEMENTS means any additions, developments, reformulations, enhancements, updates, revisions and other changes in the IHMA Technology.

     LEGAL REQUIREMENT means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law as in effect on or prior to the Effective Date.

     LICENSED PRODUCT(S) means any oral formulations of ceftriaxone, or processes for producing oral formulations of ceftriaxone, the development, manufacture, use, license or sale of which is covered by one or more Valid Claims of any issued IHMA patents (defined below) or which, absent the license granted under this Agreement, would infringe the IHMA Technology.

     NET SALES means the aggregate invoiced gross revenue received by CUBIST or any of its Affiliates, or any sublicensee of CUBIST from the sale of Licensed Products less (i) amounts repaid or credited by reason of defects, returns, rejections, rebates, wholesale charge-backs, retroactive price reductions or allowances, (ii) sales, excise, value added, purchase, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed, (iii) commissions actually paid to independent brokers or agents necessary to market the Licensed Products in particular countries, (iv) shipping charges (including freight and insurance) separately billed to the customer or paid by CUBIST, and (v) trade and quantity discounts actually allowed and taken after invoice, when customary in the market.

However, Net Sales shall not include revenue received by CUBIST (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Products in question will be resold by the Affiliate paying such revenue, so long as the revenue received by the Affiliate from resale of the Licensed Products is included in Net Sales in accordance with Section 3.2. Revenue received by CUBIST (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Products are used by the Affiliate

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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solely for such Affiliate's internal purposes, shall be included in Net Sales and the price charged such Affiliate shall be at least the fair market value of such Licensed Products.

     PERSON means any individual, corporation, association partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

     PRODUCT APPROVALS means those regulatory approvals required for importation, promotion, pricing, marketing and sale of the Licensed Products in the United States or any other country selected by CUBIST as part of its market development plan in the CUBIST Field.

     REIMBURSEMENT APPROVALS means governmental and other approvals in the United States or any other country selected by CUBIST as part of the market development plan in the CUBIST Field, for a buyer to claim reimbursement at any level for the purchase or use of the Licensed Products for use in the CUBIST Field, from private or public health insurance organizations in such country.

     TERRITORY means all countries of the world.

     VALID CLAIM means: (i) a claim of any issued patent which is contained within IHMA Technology and which has not expired, lapsed, or been held invalid, unpatentable or unenforceable in a final decision of a court of competent jurisdiction or of an administrative agency having authority over patents; and
(ii) a claim in any patent application (excluding continuation and divisional patent applications and claims embodied in a continuation-in-part patent application that could have been claimed in a parent patent application) that has not been the subject of a rejection, notice from which an appeal cannot be taken or with respect of which the applicable period for appeal has expired.

1.2 OTHER DEFINED TERMS. Each of the following terms has that meanings ascribed to it in the section set forth opposite such term:

     AGREEMENT                              Recitals
     COMMENCEMENT DATE                      Section 3.2
     CONTRACT TECHNOLOGY                    Section 2.5
     CUBIST                                 Recitals
     DISCLOSING PARTY                       Section 8.1
     DR. CHOI IMPROVEMENTS                  Section 2.8
     EFFECTIVE DATE                         Recitals
     IHMA                                   Recitals
     INDEMNIFYING PARTY                     Section 5.3
     INDEMNITEE                             Section 5.3
     LOSSES                                 Section 5.2
     RECEIVING PARTY                        Section 8.1

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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     REPRESENTATIVE                         Section 7.1
     ROFO                                   Section 2.9
     ROFO FEE                               Section 2.9
     ROFO FIELD                             Section 2.9

2.     GRANT OF LICENSE; COMMERCIALIZATION.

2.1 GRANT OF LICENSE. Subject to the terms and conditions of this Agreement (including the provisions of Section 3.1), IHMA hereby grants to CUBIST, and CUBIST hereby accepts an exclusive, royalty-bearing right and license to research, develop, make, have made, import, use, lease and sell Licensed Products in the CUBIST Field in the Territory. CUBIST also may grant sublicenses of its rights under Section 2.1, provided that CUBIST shall first: (i) obtain each sublicensee's written agreement to be bound by the provisions of Sections 2.2-2.3, 3.4, 5.1-5.2, and 8.1-8.2 of this Agreement; and (ii) give IHMA written notice of each sublicensee, prior to the sublicense taking effect, and the non-financial terms of the sublicense following execution by CUBIST of the sublicense. Any sublicenses granted by CUBIST under this Agreement shall provide for termination or assignment to IHMA upon termination of this Agreement. CUBIST shall not be relieved of any of its obligations hereunder as a consequence of any such sublicense(s).

2.2 PROPRIETARY RIGHTS NOTICES. CUBIST shall mark or have marked all containers or packages of Licensed Products that are the subject of the license granted under Section 2.1 in accordance with the patent marking laws of the jurisdiction in which such Licensed Products are manufactured, used or sold to protect the intellectual property rights of IHMA hereby licensed to CUBIST.

2.3    [       ]*.

2.4 PATENT PROSECUTION. (a) CUBIST, at its expense, shall have its independent patent counsel provide a written report confirming such counsel's opinion relating to the infringement, validity and enforceability of existing patents on ceftriaxone sodium and any oral dosage forms thereof.

     (b) IHMA, in consultation with CUBIST and using patent counsel chosen by CUBIST, shall be responsible for preparing, filing and prosecuting United States and foreign patent applications in up to twenty-five (25) foreign countries selected by CUBIST as part of its market development plan in the CUBIST field, and for maintaining patents on IHMA Technology in the United States and in up to twenty-five (25) foreign countries selected by CUBIST. IHMA shall furnish or have furnished to CUBIST copies of documents relevant to patent applications, and maintenance of patent applications, and IHMA shall confer with CUBIST regarding any patent application applicable to IHMA Technology licensed in this Agreement, so that each such patent application may be satisfactory to IHMA and to CUBIST. Any differences between IHMA and CUBIST with respect to filing, prosecution and maintenance of patents covered by this Agreement will be discussed and resolved to their mutual satisfaction.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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IHMA shall be responsible for all expenses associated with the filing, prosecution and maintenance of patents applying IHMA Technology licensed in this Agreement in up to twenty-five (25) countries specified by CUBIST in the Territory. At the request of CUBIST, IHMA shall provide written evidence that it has performed this obligation. CUBIST shall be responsible for all expenses associated with the preparation, filing, prosecution, issuance and maintenance of patents for IHMA Technology licensed in this Agreement in such additional countries as CUBIST may direct, and shall reimburse IHMA for all such expenses. IHMA shall provide CUBIST with detailed invoices for all reimbursable patent expenses for additional countries, which CUBIST shall pay directly or reimburse to IHMA, within thirty (30) days following receipt of invoices.

2.5 ENFORCEMENT. (a) CUBIST and IHMA shall each promptly inform the other in writing of any potential or actual infringement of IHMA Technology as embodied in Licensed Products, by one or more independent third persons, of which each learns, and shall provide the other with readily-available information relating to such infringement. In no event shall such information be given later than twenty-five (25) days after the first of them first becomes aware of any potential or actual infringement.

     (b) CUBIST shall have the first option but not the obligation, to pursue any enforcement or defense of the IHMA Technology to pursue any litigation against third parties with respect to enforcement or defense of IHMA Technology within the CUBIST Field and the Territory in its own name or in the name of IHMA; PROVIDED, that CUBIST pays all costs and expenses related to the same, keeps IHMA reasonably informed of its progress and provides IHMA with copies of any documents related to such proceedings and reasonable notice of all proceedings relating to same. IHMA shall have the right to participate in such proceeding at its own expense. CUBIST shall notify IHMA of its decision to exercise its right to enforce as soon as possible, but not later than ninety
(90) days following its discovery or receipt of notice of the alleged infringement. If CUBIST does not exercise its option to enforce or defend any IHMA Technology or continue to pursue such matter, then IHMA shall have the right to pursue the alleged infringer at IHMA's own expense.

     (c) Any recovery of damages with regard to IHMA Technology in any suit that is the subject of this Section 2.5 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the litigant handling such matter (whether CUBIST pursuant to the first sentence of Section 2.5(b) or IHMA pursuant to the last sentence of Section 2.5(b)) relating to the suit or settlement thereof, and then to reimburse CUBIST for lost sales and IHMA for lost royalties on account of such lost sales. The balance, if any, remaining after CUBIST has been compensated for lost sales and IHMA has been compensated for lost royalties shall be [ ]*. No settlement, or consent judgment or other voluntary final disposition of any suit regarding IHMA Technology with application to the CUBIST Field and the Territory may be entered into without the consent of the other party, which consent shall not be unreasonably withheld. If necessary, the parties shall use the procedure specified in Section 7 to resolve any disputes over Enforcement.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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     (d) In any infringement suit as either party may institute to enforce IHMA
Technology, or in any declaratory judgment action alleging invalidity or non-infringement of any IHMA Technology brought against IHMA or CUBIST, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

2.6 PRODUCT DEVELOPMENT. During the Term of this Agreement, CUBIST will diligently pursue research, development and commercialization of IHMA Technology. Further, CUBIST will give development and commercialization of an oral formulation of ceftriaxone using IHMA Technology that priority which is consistent with its development efforts for other products using different technology that is at similar stages of evolution and similar applicability, undertaken in good faith and using good business judgment by CUBIST. During product development prior to the manufacture and marketing of any Licensed Products, CUBIST and IHMA shall confer regularly concerning the status of research and development efforts, and means to advance commercialization. This duty to confer may be fulfilled by written reports of status and progress acceptable to IHMA. In no event shall written reports be provided to IHMA less frequently than twice each year, and such reports shall discuss any problems or challenges encountered in developing Licensed Products since the latest report.

2.7 MARKET DEVELOPMENT. (a) During the term of this Agreement, and subject to the receipt of Product Approvals and Reimbursement Approvals for the Licensed Products, CUBIST will use commercially reasonable efforts to promote, market, sell and distribute the Licensed Products in the CUBIST Field. CUBIST shall, at its expense and its discretion, use commercially reasonable efforts to: (i) obtain all necessary Product Approvals and Reimbursement Approvals in the United States and each other country selected by CUBIST as part of its market development plan and (ii) maintain such Product Approvals and Reimbursement Approvals in effect throughout the term of this Agreement. All Product Approvals and Reimbursement Approvals shall be applied for and maintained in the name of CUBIST (or its designee).

CUBIST may determine that it is not commercially reasonable to pursue Product Approvals and Reimbursement Approvals in particular countries selected as part of the market development plan, in cases where the difficulty and expense of obtaining approvals for such countries cannot be justified in comparison to the profits that sales of Licensed Products in such country are likely to yield. When CUBIST makes such determination, it shall give IHMA written notice of its decision not to pursue Product Approvals and CUBIST and IHMA shall confer regarding CUBIST's determination and concerning whether CUBIST shall authorize IHMA or a sublicensee to pursue Product Approvals and Reimbursement Approvals in that particular country, compatible with CUBIST's market development plan with respect to other countries.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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     (b) IHMA shall promptly provide reasonable advice and assistance to CUBIST as may be necessary to obtain and maintain Product Approvals and, if applicable, satisfactory Reimbursement Approvals for the Licensed Products in the CUBIST Field.

     (c) If a regulatory authority United States or another country selected by CUBIST as part of its market development plan withdraws the approval to sell the Licensed Products in such country for product safety reasons, CUBIST shall not be obligated to sell the Licensed Products in such country from the date of such withdrawal and until CUBIST is again authorized to sell Licensed Products in that country.

2.8 ADDITIONAL RESEARCH AND CONSULTING. IHMA agrees to make available to CUBIST the services of MC Technologies, Inc., as a contractor working under contract to IHMA, to conduct further research into oral formulations of oral ceftriaxone. CUBIST will pay to IHMA [ ]* for each full time equivalent researcher, up to [ ]*, such amounts to be paid in four, equal quarterly payments on January 1, April 1, July 1, and October 1, 2001. For these payments, IHMA shall cause MC Technologies, Inc. to provide the research services of Dr. Choi and his professional colleagues, who are employees or subcontractors of MC Technologies, Inc., for their research during 2001. If, in CUBIST's sole discretion, this total sum is not sufficient to develop dosage forms for use in human subject tests, the parties shall agree upon such further amount for additional research and consulting during a second year of research. The professional research by MC Technologies, Inc., and its employees and subcontractors shall be entirely at the request and direction of CUBIST, but shall be limited to application of the IHMA Technology to develop Licensed Products. All improvements discovered or developed solely by MC Technologies, Inc. (including its employees and consultants), at the expense of CUBIST shall become the property of IHMA (DR. CHOI'S IMPROVEMENTS) and licensed to CUBIST as part of the IHMA Technology. However, all improvements discovered or developed by CUBIST at its sole expense and through the efforts of its employees and subcontractors (who are not present or prior employees or subcontractors of IHMA, including Dr. Choi, MC Technologies, Inc., and any of their subcontractors or employees) shall be part of the CUBIST Technology. Insofar as improvements constituting CUBIST Technology receive patent protection that includes claims which, if enforced against IHMA may prevent IHMA from practicing the IHMA Technology for oral formulations of other pharmaceuticals besides ceftriaxone, then CUBIST and IHMA shall confer and negotiate in good faith a license for CUBIST Technology (or such part of CUBIST Technology) which enables IHMA to continue to practice IHMA Technology for products other than Licensed Products.

2.9    (a) [    ]*.

       (b) [    ]*.

       (c) [    ]*.

       (d) [    ]*.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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       (e) [    ]*.

       (f) [    ]*.

3.     LICENSING AND ROYALTY FEES; RECORD KEEPING; REPORTING

3.1 LICENSING FEES. The licensing fees which shall be paid by CUBIST to IHMA, are as follows:

     (a) CUBIST shall pay to IHMA the sum of [ ]*, of which [ ]* shall be paid within five (5) business days of the Effective Date, and [ ]* paid within sixty
(60) days of the Effective Date. And,

     (b) CUBIST will pay to IHMA the sum of [ ]* within thirty (30) days following the refiling of US patent application 09/598,089. And,

     (c) CUBIST will pay to IHMA the sum of [ ]* within thirty (30) days of CUBIST selecting the first single oral formulation of oral ceftriaxone for clinical trials. And,

     (d) CUBIST will pay IHMA the sum of [ ]* within thirty (30) days following the date on which CUBIST completes its initial first-into-man study. Initial first-into-man study means, for purposes of this milestone payment, a single dose pharmacokinetic study (including a study that may be conducted outside the U.S. before any Investigational New Drug Application (IND) is filed, or in the U.S. after an IND is approved), completion of which means preparation of the final report on the data in the study. And,

     (e) CUBIST will pay IHMA the sum of [ ]* within thirty (30) days following the date on which the United States Patent and Trademark Office issues IHMA a patent covering the oral formulation of ceftriaxone chosen for clinical development. And,

     (f) CUBIST will pay IHMA the sum of [ ]* within thirty (30) days following the date on which CUBIST successfully completes its first pivotal Phase III clinical drug trials relating to any Licensed Products. "Completion," for purposes of this milestone payment, means the final report on the data in the first pivotal Phase III clinical drug trial. And,

     (g) CUBIST will pay IHMA the sum of [ ]* within thirty (30) days following the date on which CUBIST files a New Drug Application (NDA) with the FDA covering any Licensed Products. And,

     (h) CUBIST will pay IHMA the sum of [ ]* within thirty (30) days following the date on which the FDA approves a NDA of CUBIST covering any Licensed Products. And,

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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     (i) CUBIST will pay to IHMA the sum of [ ]* within thirty (30) days of the start of the first quarter during which the cumulative Net Sales of any Licensed Products first exceeds [ ]*.

     (j) All milestone payments due IHMA under this Section 3.l shall be payable only in respect of the first occurrence of the respective milestone.

3.2 ROYALTIES. (a) Commencing with the initial sale of Licensed Products in any jurisdiction, CUBIST shall pay to IHMA royalties equal to: (i) [ ]* of CUBIST's (and/or its Affiliate's and/or sublicensees) Net Sales of Licensed Products in the Territory up to [ ]*; plus (ii) [ ]* of CUBIST's (and/or its Affiliate's and/or sublicensees') Net Sales of Licensed Products in the Territory above [ ]* up to [ ]*; plus (iii) [ ]* of CUBIST's (and/or its Affiliate's and/or sublicensees') Net Sales of Licensed Products in the Territory above [ ]*.

     (b) Royalty payments shall be made quarterly, for the preceding three months, and received by IHMA not later than sixty (60) days following each March 31, June 30, September 30 and December 31. The month and day at the end of the quarter for which the first royalty payment is due IHMA listed above, shall be referred to hereafter as the COMMENCEMENT DATE.

     (c) Royalty payments under this Section 3.2(a) shall be due on a country by country basis until the expiration of the last-to-expire of the patents within IHMA Technology for said country in the Territory, or until the expiration of any market exclusivity provided in respect of the Licensed Products under the laws of said country, whichever is later. However, CUBIST shall be obligated to make only one royalty payment for each unit of any Licensed Products sold, regardless of the number of Valid Claims from any one or more patents covering such Licensed Products or the use of IHMA Technology, including in the methods, processes, or assays which were used in the isolation, discovery, identification, or development of such Licensed Products.

     (d) Payments due under this Section 3.2 shall be made after adjustment for any advances previously paid pursuant to Section 3.6, as provided in Section 3.6.

     (e) In CUBIST's reasonable judgement, having reference to: (i) the safety, efficacy and economics of marketing the Licensed Products without licensing patents or technology of a third person which may be infringed by IHMA Technology, or (ii) the efficacy and commercial reasonableness of practicing the IHMA Technology without licensing patents or technology owned by a third person which may be infringed by IHMA Technology, CUBIST may determine to license patents or other intellectual property owned by a third person. For example, when doing so may avoid costs of enforcing or defending the IHMA Technology which CUBIST reasonably believes may exceed the costs of licensing the other's patent(s) or intellectual property. CUBIST, in its sole discretion, may determine to license patents or other intellectual property of a third person, for reasons important to the sale of Licensed Products. CUBIST shall then give IHMA written notice of CUBIST's determination and the bases which support it. As

*Confidential treatment requested: Material has been omitted and filed with the Commission.

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royalty payments by CUBIST to a third person holding patents or intellectual property rights licensed to CUBIST inure to the benefit of both CUBIST and IHMA by avoiding potential costs of enforcement or defense of IHMA Technology, IHMA shall bear [ ]* of the costs to CUBIST of paying such royalties to a third person. Commencing with the next royalty payment due IHMA following CUBIST's first payment of royalties to a third person as described in Section 3.1(e), CUBIST may withhold [ ]* of the royalty amount it paid, up to a maximum of [ ]* of the royalties due to IHMA under Section 3.2(a), with the effect that the withheld sum reimburses the royalties paid by CUBIST under its license with a third person. CUBIST may thereafter withhold from CUBIST's quarterly royalty payment to IHMA, [ ]* of the royalty payments it has made to the third person under CUBIST's license, up to [ ]* of the royalty payment to IHMA that would otherwise have been due.

3.3 REMITTANCE; FOREIGN EXCHANGE. CUBIST shall make licensing and royalty payments required under Sections 3.1, 3.2 and 3.6 by wire transfer of immediately-available funds delivered to the bank account identified by IHMA through notice in accordance with Section 8.6. All payments by CUBIST to IHMA shall be stated and paid in U.S. Dollars. Revenue received by CUBIST in currencies other than U.S. Dollars shall be converted into U.S. Dollars, in accordance with CUBIST's ordinary business practices. CUBIST's current practice with respect to conversion of foreign currencies is to convert such currencies into United States Dollars at the simple average of the last business day of each month's exchange rate for buying United States Dollars for the applicable payment period. CUBIST may withhold such taxes or charges which it incurs for conversion of foreign currencies from the amounts paid to IHMA under this Agreement, and shall deliver to IHMA true copies of the receipts and returns covering all such payments.

3.4 REPORTS. CUBIST shall keep and maintain during the term of this Agreement and for two years thereafter, records sufficient to determine the Net Sales and payments due under Section 3.2. Such records shall be maintained for a period not less than two (2) years following each calendar year to which such Net Sales and payments records apply. Within ninety (90) days following each anniversary of the Commencement Date for which payments are due under Section 3.2, CUBIST shall provide IHMA with a report showing Net Sales for such 12-month period including: (i) the quantities of Licensed Products that CUBIST sold during the preceding 12-month period in the CUBIST Field; (ii) the U.S. dollar-equivalent of such sales; (iii) the calculation of royalty fees thereon; (iv) the amount of and basis for any portion of royalties withheld pursuant to Sections 3.2(d) and
(e), and (v) the total royalties so computed and due IHMA. CUBIST shall submit such reports for each royalty period, whether or not any Net Sales have been received during such period, and whether or not any royalties are due.

3.5 AUDITS. IHMA shall have the right to audit the books and records of CUBIST which are relevant to the computation of royalty payments due IHMA, or to have an independent certified public accountant of IHMA's choosing and reasonably acceptable to CUBIST conduct an audit of those books and records. The sole purpose of any audit is to ascertain the accuracy of CUBIST'S reports and computation of royalty payments as

*Confidential treatment requested: Material has been omitted and filed with the Commission.

provided under Section 3.4 with respect to Net Sales. All audits shall be requested in writing by IHMA, and shall be scheduled within thirty (30) days following delivery of the request to CUBIST. Audits shall be conducted during CUBIST's normal business hours and in a manner that does not unreasonably interfere with CUBIST's normal business activities. An audit of the books and records of CUBIST under Section 3.5 may occur not more than once in any twelve
(12) month period. If any audit discloses underpayment of royalties, CUBIST shall promptly pay IHMA any further payments due. IHMA shall be responsible for all expenses it incurs in connection with any audit; provided, that if any audit determines that the reported total royalties were less than ninety five percent (95%) of actual total royalties due for the period in question, the actual out-of-pocket cost of such audit shall be borne by CUBIST. IHMA will hold in strict confidence, and will require any certified public accountant it retains to perform an audit to hold in strict confidence, all information learned in the course of any audit, except to the extent necessary for IHMA to enforce its rights under this Agreement.

3.6 ROFO FEE In consideration of the ROFO granted under Section 2.9, CUBIST shall pay IHMA [ ]* per year, commencing on the first anniversary of the Effective Date, and applying to the year following the payment. CUBIST may, with written notice to IHMA delivered prior to the anniversary of the Effective Date on which a payment would otherwise be due, cease payment of the ROFO Fee. In the event that CUBIST fails to pay the ROFO Fee on or before the anniversary of the Effective Date, then the ROFO in Section 2.9 is ended as of the date CUBIST's payment was due. All payments made by CUBIST pursuant to this Section 3.6 shall be credited as an advance against royalties due to IHMA as provided in Section 3.2.

4.     REPRESENTATIONS AND WARRANTIES.

4.1 AUTHORIZATION; ENFORCEABILITY. Each of IHMA and CUBIST represents and warrants that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction; (b) it has all requisite corporate power and authority to enter into this Agreement; (c) it is duly authorized to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby, and it has authorized the person signing on its behalf to do so; (d) this Agreement is a valid and binding obligation of such party enforceable in accordance with its terms; and (e) neither the execution, delivery and performance of this Agreement and other agreements and instruments contemplated hereunder, by either party, nor the consummation by such party of the transactions contemplated hereby and by the other agreements and instruments contemplated hereunder, will violate or conflict with, or constitute a default under any Contractual Obligation or Legal Requirement applicable to such party or (in the case of IHMA) the IHMA Technology.

4.2 TECHNOLOGY RIGHTS. (a) IHMA represents and warrants to CUBIST that IHMA owns or otherwise has the right to use the IHMA Technology (including the intellectual property rights embodied therein) for the Licensed Products. Specifically, IHMA represents and warrants that it holds a valid license from MC Technologies, Inc. to the IHMA Technology developed by Seung Ho "Christopher" Choi, Ph.D. and MC Technologies, Inc. for the Licensed Products, and that no other licenses or consents are

*Confidential treatment requested: Material has been omitted and filed with the Commission.

required in order for IHMA to enter into this Agreement or consummate the transactions contemplated by this Agreement.

     (b) Each of IHMA and CUBIST represents and warrants that their respective employees, consultants and agents are subject to written agreements requiring the employees and agents to disclose and assign any IHMA Technology and CUBIST Technology to IHMA or to CUBIST, respectively.

     (c) IHMA represents and warrants to CUBIST that, to the best of its knowledge, it has disclosed to CUBIST all agreements with any funding agency or foundation that has provided support of any kind in the development of the IHMA Technology

     (d) IHMA represents and warrants to CUBIST that IHMA is not in default under the certain License Agreement dated [ ]*, as amended by the Amendment To [ ]*, and that it has disclosed all other obligations or agreements concerning the IHMA Technology to CUBIST, and that IHMA is not in default under any such other obligations or agreements. (e) IHMA represents and warrants to CUBIST that except as disclosed in ATTACHMENT A:

            (i) IHMA is the sole and exclusive owner of the IHMA Technology for the Licensed Products, free and clear of all claims, liens, licenses, sublicenses, charges or encumbrances and that no governmental registration of any of the IHMA Technology has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request.

            (ii) There have been no claims and, to the best knowledge of IHMA, there is no basis for any claim challenging the scope, validity or enforceability of any of the IHMA Technology.

            (iii) There are no instances in which it has been held, claimed or alleged either directly or indirectly, that any activity of IHMA infringes or may infringe upon, or is in violation of any of the intellectual property rights of a third party, or that any activity of a third party infringes or may infringe upon or is in violation of any of the IHMA Technology and, to the best knowledge of IHMA, there is no basis upon which such a claim may be made.

            (iv) To the best knowledge of IHMA, no employee of IHMA is in default under any term of any employment contract, agreement or arrangement relating to the IHMA Technology or of any non-competition agreement, contract or restrictive covenant relating to the IHMA Technology or its development or exploitation.

            (v) All of the IHMA Technology for the Licensed Products has been validly assigned or licensed to IHMA on an exclusive, world-wide basis.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

            (vi) IHMA has not granted to any other Person any license, option or other rights to develop, use, sell or exploit the IHMA Technology in any manner in the CUBIST Field and Territory or in the ROFO Field, whether requiring the payment of royalties or not.

            (vii) Subject to certain rights of Dr. Choi to publish research in scientific meetings and journals with approval by IHMA as are set out in [ ]*, IHMA has taken appropriate measures to protect the confidential and proprietary nature of the IHMA Technology, including, without limitation, the use of confidentiality agreements with certain of its employees having access to the IHMA Technology, and the use of written confidentiality agreements with all persons provided access to the IHMA Technology. There have been no patents applied for or registered for any part of the IHMA Technology other than as expressly disclosed in the ATTACHMENT A.

5.     RISK ALLOCATION

5.1 LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER
SECTION 8.1 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 5.2 AND 5.3 WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY IN ANY DISPUTE BETWEEN THEM. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER
SECTION 8.1 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 5.2 AND 5.3 WITH RESPECT TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES TO THE OTHER ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO IHMA BY CUBIST FOR LICENSED PRODUCTS AS OF THE DATE SUCH CLAIM IS FINALLY RESOLVED.

5.2    INFRINGEMENT INDEMNIFICATION. (a) Subject to the provisions of
Section 5.4, IHMA shall defend, indemnify and hold harmless CUBIST, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, Losses) arising from or related to an allegation that the IHMA Technology infringes or misappropriates any intellectual property right of any third person (including without limitation, any patent, copyright, trade secret or trademark); provided, however, that IHMA will not be obligated to indemnify CUBIST if and only to the extent that the alleged infringement is caused by or contributed to by: (i) CUBIST's (including its Affiliates and sub-distributors) or its

*Confidential treatment requested: Material has been omitted and filed with the Commission.

customers' manufacture, misuse or modification of the IHMA Technology or use in combination with any products or materials not provided by IHMA, or (ii) CUBIST's (including its Affiliates and sub-distributors) or its customers' manufacture, use, misuse or modification of the Licensed Products. If the IHMA Technology or its use is held to constitute an infringement or misappropriation of any third person's intellectual property rights or if, in IHMA's opinion, any portion of the IHMA Technology is held, or is likely to be held to constitute an infringement or misappropriation, then IHMA may, at its option and expense, either: (i) procure the right for CUBIST to continue using the IHMA Technology; or (ii) replace or modify the IHMA Technology with a non-infringing and non-misappropriating equivalent; or (iii) notify CUBIST that it is not economically feasible to procure the right for CUBIST to continue using IHMA Technology, nor to replace or modify the IHMA Technology with a non-infringing and non-misappropriating equivalent, and CUBIST shall then be entitled to terminate this Agreement.

     (b) Subject to the provisions of Section 5.4, CUBIST shall defend, indemnify and hold harmless IHMA, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any Losses arising from or related to an allegation that the Licensed Products, or improvements of the IHMA Technology by CUBIST (including CUBIST Technology but excluding Dr. Choi's Improvements) after the Effective Date, infringe or misappropriate any intellectual property right of any third party (including without limitation, any patent, copyright, trade secret or trademark); provided, however, that CUBIST will not be obligated to indemnify IHMA if and only to the extent that the alleged infringement is caused by the IHMA Technology or use of the IHMA Technology as it existed on the Effective Date and as contemplated by this Agreement. If any Licensed Product(s) is held to constitute an infringement or misappropriation of any third person's intellectual property rights or if, in CUBIST's reasonable opinion, any Licensed Product(s) constitutes and infringement or misappropriation or is likely to be held to constitute an infringement or misappropriation, then CUBIST may, at its expense and option:
(i) replace the Licensed Product with a non-infringing and non-misappropriating equivalent product conforming to the applicable Product Approval; or (ii) modify the Licensed Product to make it non-infringing and non-misappropriating while conforming to the applicable Product Approval; or (iii) notify IHMA that it is not economically feasible to replace the Licensed Product with a non-infringing and non-misappropriating equivalent product, nor to modify the Licensed Product to make it non-infringing and non-misappropriating, and IHMA shall be entitled to terminate this Agreement.

5.3    OTHER CLAIMS. Excepting claims for infringement provided for in
Section 5.2, and subject to the provisions of Sections 5.4 and 5.5, hereafter, IHMA and CUBIST (each, an Indemnifying PartY) will each defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates officers directors, partners, shareholders, employees, agents and their successors and assigns (collectively, the Indemnitees) from and against any Losses imposed upon the Indemnitee(s) by any third person arising from or related to: (a) any material breach of such Indemnifying Party's representations and warranties under this Agreement; and (b) any negligence or intentional misconduct by

*Confidential treatment requested: Material has been omitted and filed with the Commission.

such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose in whole or in part as a result of any Indemnitee's negligence, intentional misconduct or breach of this Agreement.

5.4    PRECONDITION. As a precondition to seeking indemnification under Sections
5.2 or 5.3, the Indemnitee, must first demonstrate that it: (a) notified promptly the Indemnifying Party, in writing, of each claim or suit for which indemnity is sought, and (b) defended the claim or, (if defended by the Indemnifying Party) provided reasonable and timely cooperation in the defense by the Indemnifying Party, at the Indemnitee's expense, and (c) tendered promptly the defense of the claim to each of the Indemnitee's insurers which might have a duty to defend any of the claims asserted, and (d) granted to the Indemnifying Party authority to defend or settle the claim or suit, to the extent permitted by the insurer(s) of the Indemnitee which might have a duty to defend or to indemnify. Neither party has any obligation to indemnify the other party in connection with any settlement made without the written consent of the Indemnifying Party and each of its insurers potentially responsible for the defense of the claim.

5.5 PROCEDURE. The parties shall cooperate in defending any claims by third persons. Indemnitee has the right to participate with the Indemnifying Party in the selection of defense counsel for which Indemnitee may have any potential liability. Where a suit or claim is brought by a third person against one party but not the other and which arises out of this Agreement or transactions contemplated in this Agreement, the party named in the suit shall not bring a claim against the other party in that same suit. To protect the rights of each party to seek indemnification from the other after the claim of the third person has been concluded, the parties to this Agreement stipulate to the extension of any statute of limitations or repose which might otherwise terminate a right to indemnification, in order than the Indemnitee may seek indemnification within one (1) year after the final conclusion of the last claim based on the same facts brought by a third person. If agreed to by the parties and their insurers, Indemnitee shall have the right to participate as a party in the defense of a claim or suit by a third person.

6.     TERM AND TERMINATION.

6.1 TERM. This Agreement shall take effect as of the Effective Date and, unless sooner terminated in accordance with Section 6.2, shall remain in effect until the later of (a) the expiration of the term of the last-to-expire of the patent rights within IHMA Technology, including any extension to the patent rights described in clause (a) of the definition of IHMA Technology, or (b) ten
(10) years following the following the first commercial sale of Licensed Products, whichever is later.

6.2 TERMINATION. (a) Either party may terminate this Agreement at any time upon sixty (60) days prior written notice to the other party in the event that the other party shall have breached any of its material obligations hereunder and shall not have cured such default prior to the expiration of this sixty
(60)-day period. The time to cure a default shall be extended for up to sixty
(60) additional days if the defaulting party has promptly

*Confidential treatment requested: Material has been omitted and filed with the Commission.

commenced to cure the default and continues to use commercially reasonable efforts to cure such default during the additional 60-day period.

     (b) Either party shall have the right to terminate this Agreement upon sixty (60) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) consecutive days.

     (c) The parties may terminate this Agreement at any time by mutual written agreement.

     (d) CUBIST may terminate this Agreement at any time upon notice to IHMA if CUBIST determines, in its sole, reasonable discretion and regardless of whether such determination is based upon the IHMA Technology, that: (i) the Licensed Product(s) is unsafe or ineffective or (ii) the Licensed Product(s) is not a commercially reasonable business opportunity (having reference to the prospective market for the Licensed Products and the costs and pricing for the Licensed Products).

     (e) CUBIST may terminate this Agreement at its sole election upon one hundred and eighty (180) days notice to IHMA.

6.3    EFFECT OF TERMINATION.  Upon termination of this Agreement:

     (a) The license granted herein ends, and all rights to use IHMA Technology and to develop, manufacture, and market Licensed Products reverts to IHMA.

     (b) CUBIST may, after the effective date of termination, complete the manufacture of Licensed Products in the process of manufacture at the time of such termination and may sell or otherwise dispose of the same together with Licensed Products in inventory for a period not to exceed twelve (12) months from the effective date of termination. IHMA may purchase from CUBIST any Licensed Products and the rights to sell them, on commercially reasonable terms acceptable to CUBIST.

     (c) As to any sales by CUBIST, including those after termination, CUBIST shall pay to IHMA those royalties as required by Section 3.2 and shall submit to IHMA reports as required by Section 3.4.

     (d) Upon termination of this Agreement for any reason, CUBIST shall cease exercising the license granted under Section 2.1 except during the sell-out period set forth in Section 6.3(b).

     (e) Following any termination of this Agreement, each party upon request shall return to the other party, or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party. However, each party shall be permitted to retain copies of such documents which it is required to retain by rule of law (e.g., rule or regulation of a

*Confidential treatment requested: Material has been omitted and filed with the Commission.

government agency) or that it must retain for litigation then pending in which the party retaining the documents is a party.

     (f) In the event the license granted to CUBIST under Section 2.1 terminates for any reason, each of CUBIST's sublicensees at such time shall continue to have the rights and licenses set forth in their respective sublicense agreements; provided that such sublicensees have agreed in writing that IHMA may enforce the terms of the respective sublicense agreement directly against that sublicensee and that IHMA shall have no greater responsibilities to any sublicensee of CUBIST than those which are set forth in this Agreement.

     (g) Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination.

     (h) The provisions of Sections 1, 2.6, 2.3, 3.3-3.4, 4, 5 (solely with respect to third party claims) and 6-8 shall survive any expiration or termination of this Agreement.

     (i) Neither party shall be entitled to damages resulting from the termination of this Agreement. However, this provision does not affect the right of each party to enforce the terms and consideration in this Agreement, including termination of the Agreement on account of material breach by one party which has not been cured.

7.     DISPUTE RESOLUTION.

7.1 DESIGNATED REPRESENTATIVES FOR DISPUTE REPRESENTATION. Each party will designate an individual (Representative) who will have the authority to represent such party in all matters concerning the transactions contemplated by this Agreement. All communications should be addressed to the designated Representative. The initial CUBIST Representative will be Alan Watson. The initial IHMA Representative will be Steven Bluth. Either party may change its Representative at any time with notice to the other party.

7.2 ATTEMPT TO RESOLVE DISPUTES BY NEGOTIATION. In the event that any dispute arises relating to this Agreement, the Representatives shall promptly meet and attempt to resolve same through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within thirty
(30) days and if they do not agree to extend the time for resolution of the issue within the thirty (30) days, then either party may commence dispute resolution by an independent body in accordance with Section 7.3.

7.3 DISPUTE RESOLUTION BY AN INDEPENDENT DECISION MAKER. (a) Actions by either party seeking equitable or declaratory relief may be brought in a court of competent jurisdiction without resort to any of the alternative dispute resolution provisions of this Section 7.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

     (b) Any controversy or claim arising between the parties in connection with this Agreement that cannot be resolved by negotiation under sections 7.1-7.2, shall be resolved by binding arbitration in accordance with the terms and conditions of Sections 7.3-7.5.

     (c) All arbitration shall be undertaken in accordance with the federal policy in the United States favoring arbitration, as set forth in the Federal Arbitration Act, and the decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction.

     (d) Each party knowingly and voluntarily waives its respective rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

     (e) The arbitrator(s) shall apply the law of the Commonwealth of Massachusetts and the arbitration shall be held in Boston, Massachusetts.

     (f) This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

7.4 ARBITRATION PROCEDURE. (a) Any party may demand arbitration by sending written notice to the other party.

     (b) The arbitration and the selection of the arbitrator(s) shall be conducted in accordance with the rules of J.A.M.S./Endispute and using a panel of arbitrators associated with J.A.M.S./Endispute, unless otherwise agreed upon by the parties.

     (c) If, within thirty (30) days following the date arbitration is demanded, the parties are unable to agree upon a single arbitrator from a panel of arbitrators associated with J.A.M.S./Endispute, then the parties shall, by turns, each strike one person on the list of arbitrators provided by J.A.M.S./Endispute, until the last two persons on the list become arbitrators. Those two arbitrators shall then select a third arbitrator from the list (including those persons previously striken), which arbitrator shall become the chief arbitrator of the three (3) arbitrator panel. The arbitration panel shall be formed within 51 days following the date arbitration is demanded.

     (d) Unless the parties agree otherwise or as determined for good cause shown by the arbitrator(s) based upon the nature of the dispute and the discovery required for its prompt, fair and inexpensive determination, each side shall be limited in its discovery to directly relevant documents and depositions of up to three persons from the opposing party.

     (e) The arbitrator(s) shall resolve any discovery disputes under the rules of J.A.M.S./Endispute.

7.5 SCOPE OF ARBITRATION AND AWARDS. (a) The arbitration shall be of each party's individual claims arising out of the Agreement, only, and no claim of any other person shall be subject to arbitration in such proceeding.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

     (b) The arbitrator(s) shall only have the authority to award actual money damages (with interest on unpaid amounts from the date due). The arbitrator(s) shall not have the authority to award exemplary or punitive damages based upon the Agreement.

     (c) The costs and expenses of the arbitration panel, but not the costs and expenses of the parties, shall be shared equally by the parties. However, if the arbitrator(s) determine(s) that the conduct of one party was wholly responsible for the dispute, and was not based upon genuine issues of law or fact which should have required dispute resolution by an independent decision maker, then the arbitrator(s) may, in his/their sole discretion, provide that the party responsible shall bear the entire cost and expense of the arbitration.

     (d) If a party fails to participate in the arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, then the arbitrators may assess that party the costs incurred by the other party, including reasonable attorneys' fees, for having to compel arbitration or defend or enforce the award.

     (e) Except as otherwise required by law, the parties and the arbitrator(s) shall maintain as confidential all information, testimony and documents obtained during the arbitration process, including the resolution of the dispute.

8.     GENERAL PROVISIONS.

8.1 PROTECTION OF CONFIDENTIAL INFORMATION. (a) For a period of ten (10) years from the date of disclosure, IHMA and CUBIST (each as a RECEIVING PARTY) shall limit access to Confidential Information received from the other party (the DISCLOSING PARTY) pursuant to this Agreement, to those of their employees, consultants and agents who need to have access to such information or material, and who have been obligated to maintain confidentiality sufficient to protect the other party's rights in its Confidential Information. Neither party may use, or permit to be used such Confidential Information by or for the benefit of itself (except as anticipated by this Agreement) or any independent third person.

     (b) Each party shall exercise at least the same reasonable care it uses to protect its own valuable, proprietary Confidential Information in order to prevent the disclosure of the other party's Confidential Information to independent third parties. Each party shall promptly notify the other party of any actual or suspected unauthorized use or disclosure of the other party's Confidential Information of which it has knowledge and will cooperate in the investigation of and appropriate actions with respect to such unauthorized use or disclosure. Each party shall include the other party's reasonable proprietary rights notices on any media embodying the other party's Confidential Information, including partial copies thereof, which are circulated within that party.

     (c) Notwithstanding the nondisclosure obligations and limitations on use of Confidential Information set forth in this Section 8.1, in the course of the performance of this Agreement each party may, from time to time, disclose certain Confidential

*Confidential treatment requested: Material has been omitted and filed with the Commission.

Information to the extent necessary and appropriate to obtain governmental approvals for marketing the Licensed Products.

     (d) In the event of any request by a government agency (including government agencies responsible for Product Approvals or Reimbursement Approvals) or by any court that the Receiving Party disclose any of the Disclosing Party's Confidential Information, the Receiving Parry shall promptly inform the Disclosing Party of such request prior to responding. If the Disclosing Party informs Receiving Party that the Disclosing Party wishes to oppose the request for disclosure, then: (i) the Disclosing Party may intervene in the proceeding directly and seek protection from the request, at its sole expense, or (ii) the Receiving Party shall (at Disclosing Party's expense) cooperate with and support the Disclosing Party's reasonable efforts to oppose such request, and (iii) the Receiving Party shall disclose the Disclosing Party's Confidential Information only in the event of a final judgment or administrative order requiring such disclosure, and then only to the extent necessary to comply with such request.

8.2 PUBLICITY. Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party's legal or financial advisors, and except as otherwise agreed to by the parties hereto in writing, the parties shall: (a) keep the material terms of this Agreement confidential, (b) agree upon the text and the exact timing of any initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld), and (c) agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein. Neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof in any advertising, promotional or sales literature or publicity without the prior written approval of the other party.

8.3 INDEPENDENT CONTRACTORS. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between IHMA and CUBIST do not constitute a partnership, joint venture, franchise, agency or contract of employment. CUBIST is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of IHMA or its Affiliates.

8.4 ASSIGNMENT. (a) Except in the case of assignment by either party to an Affiliate or, pursuant to a merger, consolidation or sale of substantially all of the assets or stock of such party, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld in the case of any assignment; provided that the proposed assignee under this Section 8.4 agrees, in writing, to assume all of the obligations of the assignor party under this Agreement, including specifically the duty of product development and market development in Sections 2.6 and 2.7.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

     (b) It is understood that CUBIST or IHMA may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates. When it does so, CUBIST and IHMA shall remain responsible for the performance of such obligations.

8.5 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 NOTICES. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when: (a) delivered personally, or (b) on the fifth (5th ) business days after the date of mailing, when mailed by certified or registered mail, postage prepaid, or (c) one business day after it is deposited with a nationally recognized overnight courier service, prepaid with directions for next business day delivery, or (d)on the date when sent by telefax, when a date and time stamped confirming copy shows the recipient received it during working hours on the business day when sent, and when a confirming copy of the notice is simultaneously sent by certified or registered mail, or overnight courier.

     Notices to IHMA shall be sent to:
     International Health Management Associates, Inc.
     1675 Winnetka Circle
     Rolling Meadows, IL 60008
     Attention: Mr. Steven Bluth
     Phone: 847/577-9135
     Fax: 847/577-7192

     Notices to CUBIST shall be sent to:
     Cubist Pharmaceuticals, Inc.
     24 Emily Street Cambridge, MA 02139
     Attention: Dr Alan Watson
     Phone: (617) 576 4222
     Fax: (617)234 5592

or to such other place as either party may designate by written notice to the other party.

8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, United States of America, to the exclusion of both its rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the international Sale of Goods.

8.8 AMENDMENT AND WAIVER. (a) No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

     (b) No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

8.9 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision, or will permit a court or arbitrator to do so under the procedures in Section 7.3 - 7.5.

8.10 CONFLICT OR INCONSISTENCY. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document between CUBIST and IHMA relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

8.11 ENTIRE AGREEMENT. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement or incorporated by reference in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing signed by a duly authorized representative of each party.

8.12 CAPTIONS. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

8.13 WORD MEANINGS. Words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

8.14 RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its counsel participated in the preparation of this Agreement.

*Confidential treatment requested: Material has been omitted and filed with the Commission.

8.15 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

8.16 FORCE MAJEURE. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this continuance of the Force Majeure condition to the extent the affected party uses commercially reasonable efforts to mitigate the condition.

8.17 FURTHER ASSURANCES. Each party covenants and agrees that it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement..

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, and have duly delivered and executed this Agreement as of the Effective Date intending it to take effect as an instrument under seal.

INTERNATIONAL HEALTH MANAGEMENT, INC.

By:      /s/ STEVEN W. BLUTH
     -------------------------------
         Steven W. Bluth
         Vice President

CUBIST PHARMACEUTICALS, INC.

By:      /s/ ALAN D. WATSON
     -------------------------------
         Alan D. Watson
         Senior Vice President, Corporate Development






*Confidential treatment requested: Material has been omitted and filed with the Commission.